UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2022

HyreCar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38561	47-2480487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

915 Wilshire Blvd, Suite #1950 Los Angeles, California		90017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (888) 688-6769

N/A
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	HYRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2022, HyreCar Inc. (the “Company”) placed each of Joseph Furnari, the Company’s Chief Executive Officer, and Michael Furnari, the Company’s Chief Business Development Officer, on an unpaid leave of absence (“LoA”) from the Company for an indefinite period pending the Investigations (as defined below). During the terms of the LoA, Joseph Furnari and Michael Furnari will continue to be employed by the Company, but Joseph Furnari will no longer perform the function of principal executive officer and Michael Furnari will no longer perform the function of Chief Business Development Officer, and neither will receive any portion of his respective salary pursuant to the terms of his respective employment agreement, except as required by applicable law. Joseph Furnari will currently continue to serve as a director of the Company during his LoA, but will not be involved with the Company’s response to, or oversight of, the Investigations in his capacity as director.

The Company has appointed Eduardo Iniguez to serve as the Interim Chief Executive Officer during the term of Joseph Furnari’s LoA and Brian Allan, the Company’s President, will perform the duties of Chief Business Development Officer during the term of Michael Furnari’s LoA. Eduardo Iniguez will continue to serve as the Company’s Interim Chief Financial Officer in addition to his role as Interim Chief Executive Officer.

There are no arrangements or understandings between Eduardo Iniguez and any other person related to his appointment as Interim Chief Executive Officer. There is no family relationship between Eduardo Iniguez and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Eduardo Iniguez that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. Eduardo Iniguez will continue to be compensated pursuant to the terms of his existing employment arrangement with the Company. Any material changes or amendments to Eduardo Iniguez’s compensation arrangements in connection with his appointment as the Interim Chief Executive Officer have not yet been determined. In accordance with Instruction 2 to Item 5.02 of Form 8-K, the Company intends to file an amendment to this Current Report on Form 8-K if and when such information is available.

A description of Eduardo Iniguez’s business experience which is required to be disclosed by Item 401(e) of Regulation S-K can be found in the Company’s 8-K filed on September 19, 2022 and is incorporated by reference herein.

Item 8.01	Other Events.

The Company’s board of directors (the “Board”) has reviewed the Federal Grand Jury Subpoena (the “Grand Jury Subpoena”) received on behalf of the Company on December 1, 2022 from the U.S. District Court for the Central District of California in connection with a criminal investigation (the “Criminal Investigation”) being conducted by the U.S. Attorney’s Office for the Central District of California and the Department of Justice’s Criminal Fraud Section. The Grand Jury Subpoena requires the Company to produce documents relating to, among other things, entry into 10b5-1 plans and certain trades of the Company’s company stock by Company insiders during 2021, including Joseph Furnari and two other members of the Company’s current Board of Directors, as well as Michael Furnari, and the Company’s former Chief Financial Officer. On December 7, 2022, the Company also received a subpoena for documents from the U.S. Securities and Exchange Commission relating to an investigation concerning the trading of the Company’s stock (“SEC Investigation”). The Company intends to fully cooperate with the Criminal Investigation and SEC Investigation (collectively, the “Investigations”), and the Board of Directors has established a committee to provide oversight of the Company’s conduct of the Investigations. It is not possible at this time to determine whether the Company will incur, or to reasonably estimate the amount of, any fines, penalties or further liabilities in connection with the Investigations.  Neither the Company nor any officer, director, or employee of the Company has been charged with any crime or civil wrongdoing in connection with the Investigations.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYRECAR INC.

Date: December 9, 2022	By:	/s/ Eduardo Iniguez
	Name:	Eduardo Iniguez
	Title:	Interim Chief Executive Officer and Interim Chief Financial Officer